UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): May 22, 2007

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

DE	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously disclosed, in response to the decision of a customer in Europe not to renew a contract related to the Company’s Dutch facility, the Company has been evaluating restructuring options for its Dutch subsidiary. On May 22, 2007 the Company received regulatory approval of a plan to terminate the employment of approximately 40 Dutch employees. In connection with these terminations the Company estimates that it will make cash expenditures of approximately $2.8 million, net of a pension refund of approximately $0.4 million. This amount is consistent with the Company’s previously disclosed estimate of $2.8-$4.5 million of potential 2007 restructuring costs for the Company’s United States and European operations. Payments of $1.5 million are expected to be made in the third quarter of 2007 and payments of $1.2 million are expected to be made in the fourth quarter of 2007, with the remaining payments to be made in the first quarter of 2008. The payments principally relate to severance costs.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: July 17, 2007	By:	/s/ Michael J. Hoffman
Michael J. Hoffman
President and Chief Executive Officer